UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended October 31, 2025

6d bytes inc.
(Exact name of issuer as specified in its charter)

Delaware	81-0838517
(Jurisdiction of Incorporation/organization)	(I.R.S. Employer Identification Number)

440 N Wolfe RD M/S 215

Sunnyvale, CA 94085

 (Full mailing address of principal executive offices)

(415) 651-3467

(Issuer’s telephone number, including area code)

Common Stock (issued upon conversion of Series B Preferred Stock)

(Title of each class of securities issued pursuant to Regulation A)

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In this Annual Report, the terms “6d Bytes, Inc.”, “Blendid”, “we”, “us”, “our”, or “the Company” refers to 6d Bytes, Inc. and its subsidiaries on a consolidated basis.

THIS REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

ITEM 1. THE COMPANY’S BUSINESS

Overview

6d bytes inc. dba Blendid was incorporated in the State of Delaware on November 16, 2015 and was registered to do business in California. The Company builds robotic and artificial intelligence-enabled food automation solutions. The Company’s first product, a fully autonomous robotic kiosk called Blendid®, makes fresh smoothies on-demand. Our smoothies are customizable to individual taste and nutrition preferences. Our kiosks are designed for deployment in commercial venues such as health clubs, hospitals, colleges, corporate offices, travel stops supermarkets, airports and shopping malls. We operate both branded food service locations and license our robotic solutions to other food service operators.

Principal Products and Services

Blendid uses robotics, machine vision, and artificial intelligence with the goal of preparing and serving fresh and delicious smoothies and other foods. Blendid’s smoothies are customized and made-to-order based on an individual’s preferences, using nutrient-rich fruits, vegetables, seeds, and superfoods.

Our vision algorithms learn and adapt to recognize ingredients, recipes, and levels. The continuous calibration of these algorithms aims to eliminate errors even across diverse operating environments. The Company’s algorithm also continuously learns and adapts to consumer preferences such that repeat customers experience a streamlined ordering process for their favorite blended ingredients. Further, our Restaurant Management System (the “RMS™”) provides a full suite of provisioning, monitoring, and analytics tools to manage and operate kiosks remotely.

The Company’s original product was the Blendid Kiosk, which it discontinued sales of at the end of the 2024 to focus on its two newer kiosks, the Blended M2 and “back of the house” product.

Blendid Kiosk

Blendid launched its first product - an 8’x8’ autonomous, contactless robotic kiosk (the “Blendid Kiosk”) that prepares and serves smoothies in retail, health club and college environments. Blendid Kiosk uses robotics, machine vision, and artificial intelligence with the goal of preparing and serving fresh and delicious smoothies. Blendid’s smoothies are customized and made-to-order based on an individual’s taste and nutrition preferences, using nutrient-rich fruits, vegetables, seeds, and superfoods.  For the consumer, Blendid Kiosk experience goes like this:

1.	Order at the kiosk on a tablet or ahead of time on a mobile app.
2.	Select and customize the ingredients for the order.
3.	Receive the pickup notification when the order is ready.
4.	Retrieve the order, which is stored inside the kiosk after being prepared.

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We aim that all ingredients are either refrigerated or flash frozen to maintain freshness and optimal taste. We use real fruits, vegetables, and other nutrient-rich ingredients.

From 2023 through the end of 2024, the Company’s customers acquired Blendid Kiosk for their food service operations using Robot-as-a-Service (the “RAAS”) model. Under this arrangement, we receive revenue by renting our kiosks, including both hardware and software, to customers on a monthly or annual basis. The Company recognizes revenue as it is earned over the rental period rather than upon delivery of the kiosk. We have deployed our kiosks under this model in multiple locations across health clubs, retail and college campuses. Though the Company discontinued selling the Blendid Kiosk at the end of 2024, the legacy RAAS contracts are currently our primary source of revenue.

The Company also receives revenue from the sale of blended drinks sold through the kiosk operated by us.

Blendid M2 and “back of the house” kiosks

Over the past year, the Company has been working on developing two new kiosks: (i) a smaller and more cost-effective version of our current product (“Blendid M2”) and (ii) our “back of the house” kiosk -- a product that can be used by the staff of food service establishments. These products will be sold directly and not through the RAAS model.  The Company deployed its first Blendid M2 product in November, 2025 and it expects to start deploying the “back of the house” kiosks in the first half of 2026.  Longer-term, the Company also has an intent to use its current food automation platform to expand into automation of other cuisines including soups, salads, bowls, sandwiches and other on-the-go food formats and cuisines

Market and Strategy

Our strategy is to deploy our Blendid M2 and “back of the house” kiosks in various commercial venues where there is a demand for made-to-order on-the-go food.

Our target venues cover a wide range of food service locations, including:

•	Health clubs
•	Hospitals
•	Colleges
•	Corporate offices
•	Travel stops
•	Supermarkets
•	Airports
•	Shopping malls

The Company works with contract manufacturers to manufacture various components and the overall kiosk structure. We expect to invest in scaling up our manufacturing and field service capability to support the current and anticipated demand in various geographies in the United States in 2026 and beyond.

Our value proposition for customers involves lowering costs while providing a superior guest experience and extended hours of food service, as well as consistency in food prep. Computer vision and AI are at the heart of Blendid kiosks (foodOS) that ensure that the robot is able to multi-task and automate food prep in busy locations eliminating the need for multiple people in the process. We believe that the use of robotics and AI technology minimizes costs by streamlining the labor-intensive preparation of food. Furthermore, our kiosks aim to have a much lower labor need to service and restock than would be needed to prepare food in a traditional food service venue.

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Regulation

We are subject to extensive and varied federal, state and local government regulation, including regulations relating to public health and safety and zoning codes. California and other states and local jurisdictions have enacted laws, rules, regulations and ordinances which may apply to the operation of our kiosks, including those which:

●	establish general standards, specifications and requirements for the construction, design and maintenance of the premises;

●

regulate matters affecting the health, safety and welfare of our customers, such as general health and sanitation requirements for restaurants; employee practices concerning the storage, handling, cooking and preparation of food; special health, food service and licensing requirements; restrictions on smoking;

●	exposure to tobacco smoke or other carcinogens or reproductive toxicants and saccharin; availability of and requirements for public accommodations, including restrooms;

●	set standards pertaining to employee health and safety and mandatory health insurance;

●	set standards and requirements for fire safety and general emergency preparedness;

●	regulate the proper use, storage and disposal of waste, insecticides and other hazardous materials;

●	establish general requirements or restrictions on advertising containing false or misleading claims, or health and nutrient claims on menus or otherwise, such as “low calorie”, “healthy” or “organic”;

●	establish requirements concerning withholdings and employee reporting of taxes on tips;

●	regulate the amount or type of ingredients in food and beverages; and

●	regulate or ban the use of particular packaging materials.

Competition

We currently compete most directly with regional smoothie stores, most of which are franchises of other smoothie brands, including Jamba, Smoothie King, Tropical Smoothie Café, and others. We will compete against these franchisors in two respects. First, we will need to compete to obtain customers who will buy or lease  our kiosks for use in their business instead of becoming a franchisee of our competitors. We will also compete on the basis of selling smoothies made by our kiosks rather than through one of their franchises.

Additionally, we face increasing competition from specialty juice bars and stores, which focus on made-to-order juices, juice blends, cold-press juices and fasting/cleansing packages. Many of these brands have cold-press direct-to-consumer capabilities that multiply the geographic reaches of their stores.

Further, the rising popularity of convenient and fresh food items has resulted in increased competition from non-smoothie retailers as they have increased their offerings of smoothies and other juice-related products. As we expand our food offerings, we would place ourselves into direct competition with other quick serve food concepts with well established businesses.

If we expand our product offerings to automate other cuisines, we would place ourselves into direct competition with other quick serve food concepts with well established businesses.

Lastly, we compete with other startups that are attempting to automate food & beverage prep for the quick-service restaurant industry.

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Employees

The Company has 13 US-based employees, all of whom are full-time employees. The Company also leverages its offshore development capabilities.

Seasonality

Our business is subject to day-to-day volatility based on weather and varies by season and the region in Company operated location. In the Company operated location and locations operated by our customers, a significant portion of the sales are realized during the second and third quarters of the calendar year, which include the summer months. The fourth quarter of the calendar year, which encompasses the winter months and the holiday season, has traditionally been the lowest sales quarter except in venues that see increased foot traffic during holiday shopping period such as shopping malls and supermarkets. These sales will likely continue to be subject to seasonal patterns for the foreseeable future. Given the majority of Company’s own revenue is derived from its RAAS model, we are less dependent on such seasonal fluctuations other than in the Company operated location. However, with the new products that are operated by Blendid, this exposure could change making us more dependent on seasonal demand variations. Given the pre-commercial phase of these new products, it is hard to predict how these seasonal patterns will affect our long-term revenue.

Intellectual Property

The Company’s intellectual property is protected by 16 patents that have been granted by the USPTO and multiple patents that are in-process including international patents. In addition, we have 3 trademarks that encapsulate our software innovations. The company’s ChefOS® allows chefs to create new recipes using an AI-assisted engine to guide them while dynamically computing the nutritional profile of those recipes. Our foodOS® uses AI and machine vision algorithms to learn and adapt to recognize ingredients, recipes, placement and pour levels, and orchestrate the food preparation in a multi-tasking environment. The continuous calibration of these algorithms ensure that errors are minimized even across diverse operating environments. Our RMS™ (Restaurant Management System) allows for cloud-driven, real-time control, monitoring and management of Blendid kiosks without needing any staff at the kiosks.

Litigation

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in such matters may arise from time to time that may harm the Company’s business. To the knowledge of management, there is no material litigation or governmental agency proceeding pending or threatened against the Company.

The Company’s Property

The Company currently has a lease for its Sunnyvale, California office space that automatically renews monthly.  The monthly payment for the period from June 1, 2025 through May 31, 2026 is $13,000, $6,500 of which is in cash and the remaining half accrues for potential equity conversion.  On May 31, 2025, the Company converted the amount of accrued rent through May 31, 2025 in the amount of $157,670 into 106,975 shares of common stock based on a conversion price of $1.4739 per share.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to Blendid’s financial condition and results of operations and includes audited financial statements through October 31, 2025, and should be read in conjunction with our financial statements and the related notes included in this annual report. The discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

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Overview

6d bytes inc. dba Blendid was incorporated in the State of Delaware on November 16, 2015 and was registered to do business in California. The Company builds robotic and artificial intelligence-enabled food automation solutions. The Company’s first product, a fully autonomous robotic kiosk, the Blendid Kiosk, makes fresh smoothies on-demand. Our smoothies are customizable to individual taste and nutrition preferences. Currently, our kiosks are deployed in multiple venue types including health clubs, hospitals, colleges, corporate offices, travel stops, supermarkets, airports and shopping malls. We operate both branded food service locations and license our robotic solutions to other food service operators.

Beginning in 2023 through the end of 2024, the Company sold Blendid Kiosk using a Robot-as-a-Service (the “RAAS”) model. Under this arrangement, we receive revenue by renting our current kiosks, including both hardware and software, to customers on a monthly or annual basis.

Since then, the Company has been working on developing two new kiosks: (i) the smaller and more cost effective version of our current product, the Blendid M2 and (ii) our “back of the house” kiosk -- a product that can be used by the staff of food service establishments. Since the products are at a lower cost point, our intent is to sell both of these products rather than using the RAAS model.  The Company deployed its first Blendid M2 kiosk in November, 2025 and it expects to start deploying the “back of the house” kiosk in the first half of 2026.

Our financial statements were prepared on a going concern basis. Since inception the Company has incurred losses and has relied on securing loans and funding from investors. Since inception, the Company has incurred losses and has relied on securing loans and funding from investors. The Company is in the process to raise equity and debt financing to fund operations and meet its obligations as they come due within one year from the date these financial statements are issued. In the event that the Company does not achieve the revenue anticipated in its current operating plan, management will have to reduce operating expenses significantly. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, achieve profitable operations.

Recognition of Revenue

For the periods covered in this Report, our primary source of revenue has been the revenue generation using the RAAS model. This revenue is recognized as it is earned over the rental period. We also receive revenue from the sale of blended drinks in a location operated by the Company.  Upon the sale of our blended drinks, the Company immediately recognizes revenue.

As detailed in Item 1 above, the Company is taking on a new commercial path for the remainder of 2025 and beyond where the Company will sell a more cost effective product as a capital equipment sale. Each product sold to a customer typically represents a distinct performance obligation.  The Company satisfied its performance obligation and revenue is recorded at the point in time when the kiosks are delivered and installed as the Company has determined that this is the point that control transfers to the customer.  Therefore, when a kiosk is purchased by a customer, the Company recognizes revenue and cost of goods sold upon the delivery of each kiosk.

Results of Operations for Fiscal Years Ending October 31, 2025 and 2024

Revenues

The Company saw a decrease in net revenues to $467,269 for the fiscal year ended October 31, 2025 from $528,420 for the fiscal year ended October 31, 2024. We attribute this approximately 11% decrease due to focusing resources on new products versus the RAAS model, which as discussed above, involves a more cost effective product as a capital equipment sale. For the fiscal year ending October 31, 2025 and October 31, 2024, a majority of the Company’s revenue was generated from RAAS.

Cost of Revenues

Our cost of goods sold decreased approximately 9% to $176,503 for the fiscal year ended October 31, 2025 compared to $193,859 for the same period in 2024 as a result of a similar decrease in revenue.

For kiosks that are leased under our RAAS arrangement, our cost of goods include the cost of maintenance and servicing the kiosks. With respect to our Blendid operated location, our cost of goods includes the cost of raw ingredients and supplies needed to make smoothies, plus credit card fees, labor and facility rental costs.

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Operating Expenses

Our total operating expense increased to $2,760,316 for the fiscal year ended October 31, 2025 from $2,395,890 for the same period in 2024. The increase was due to an increase of $53,407 in sales and marketing expenses, $52,124 in general and administrative expenses and $258,895 in research and development expenses primarily due to a new executive hire in sales and marketing in January 2025, a reinstatement in executive compensation, as well as research and product development for the new products being developed. Employee related expenses are allocated between general and administrative, sales and marketing and research and development based on their title, job description and nature of work performed for the Company. Research and development expenses remain the largest operating expense with the Company focused on continued product development.

Other Income (Expenses)

Our interest expense of $33,319 for the fiscal year ending October 31, 2025 was less than the interest expense of $45,486 for the same period in 2024 due to the net effect of a decrease in interest expense of $28,163 due to notes being paid off and a decrease in interest earned of $15,996 due to a decrease in our cash balance.

Other income (expense) decreased by $133,772 to an expense of $107,859 for the fiscal year ending October 31, 2025, compared to income of $25,913 for the same period in 2024. This decrease is primarily due to a change in product focus which resulted in an obsolete inventory write off related to our previous kiosk products of $308,000 and a write off of deferred revenue of $200,000, compared to tax credits received in 2024.

Our depreciation expense decreased by approximately 90% to $1,634 for the fiscal year ending October 31, 2025, compared to $15,859 for the same period in 2024.

Net Operating Income (Loss)

The Company’s net operating loss for the fiscal year ending October 31, 2025 was $2,612,362 compared to $2,096,761 for the same period in 2024. While the Company is focusing on streamlining and reducing its operating costs in the next twelve to twenty-four months, the Company is expected to continue to have operating losses as it continues to grow revenue and acquire new customers.

Liquidity and Capital Resources

As of October 31, 2025, the Company’s cash on hand was $77,508 as compared to $228,188 as of October 31, 2024. The Company’s accounts receivable balance was $112,143 as of October 31, 2025, as compared to $33,170 as of October 31, 2024. This increase is reflective of a couple of sales with longer payment terms.  We believe both of these will be paid. The Company’s inventory balance was $483,718 as of October 31, 2025, as compared to  $860,859 as of October 31, 2024, reflecting a usage of inventory, as well as a write off of obsolete inventory of over $300,000 that cannot be used with the new product offering.

The Company raised funds in 2025 (please see Fundraising below).  We may seek to raise any necessary additional funds through equity or debt financings, or other sources, which may be dilutive to existing stockholders. If we are unable to secure financing on commercially reasonable terms, if at all, our business, financial position, results of operations and cash flows may be materially and adversely impacted.

To date, the Company’s operations have been funded through a combination of debt and offerings of securities. We anticipate needing to raise a significant amount of capital in order to fund operations, research and development and other costs associated with growing our business until our operations generate enough revenue to cover our operating expenses and other costs.

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Fundraising

Conversion of Preferred Stock into Common Stock

On December 30, 2024, majority shareholders of Voting Preferred Stock voted to convert all shares of Preferred Stock including Series Seed 1, Series Seed 2, Series A, Series A-1, Series B, Series B-1, Series B-2 and Series C into shares of Common Stock.  After the conversion, the Company had 35,001,334 shares of Common Stock.  In this process, Warrants for 3,406,458 shares of Preferred Stock became Warrants for shares of Common Stock.

Equity Financing

On December 31, 2024, the Company entered into a Preferred Stock and Warrant Purchase Agreement (the “Purchase Agreement”), pursuant to which it sold an aggregate of 8,600,916 shares of Series 1 Preferred and warrants (the “Warrants”) exercisable for an aggregate of 8,600,916 shares of Series 1 Preferred at an exercise price of $0.01 per share, for an aggregate purchase price of $1,500,000, reflecting a combined purchase price of $0.1744 for one share of Series 1 Preferred and Warrant exercisable for one share of Series 1 Preferred. The Purchase Agreement contemplates the issuance of an additional 8,600,916 Series 1 Preferred to additional purchasers on or prior to December 31, 2025.

In addition, upon consummation of the sale of Series 1 Preferred and Warrants under the Purchase Agreement, the July 2024 Notes were automatically converted into an aggregate of 6,062,693 shares of Series 1 Preferred and Warrants exercisable for an aggregate of 6,062,693 shares of Series 1 Preferred, reflecting a combined conversion price of $0.1221 for one share of Series 1 Preferred and Warrant exercisable for one share of Series 1 Preferred.  2,119,824 Series 1 Preferred Shares and 2,119,824 Warrants exercisable for an aggregate of 4,239,648 shares of Series 1 Preferred were issued to BGV III, LP, which is owned and controlled by Eric Benhamou who serves on the Company’s board of directors. 2,119,824 Series 1 Preferred Shares and 2,119,824 Warrants exercisable for an aggregate of 4,239,648 shares of Series 1 Preferred were issued to JGV1, LLC is owned and controlled by Vik Mehta who serves on the Company’s board of directors.

During 2025, BGV III, LP and JGV1, LLC have continued to fund the Company.  Between January 1, 2025 and October 31, 2025, BGV III, LP and JGV1, LLC have each contributed $450,000 for a total of $900,000 in exchange for a total of 5,160,548 Series 1 Preferred Shares.

Indebtedness

On March 23, 2023, the Company entered into a Promissory Note with a third party for a total of $200,000 of principal.  The note will pay $5,000 of interest quarterly for 20 consecutive quarters.  In consideration for this note, the Company issued a warrant for 45,045 Series B Preferred Shares with an exercise price of $2.22.  As of October 31, 2025, the amount outstanding is $200,000.

Material Commitments and Obligations

The Company’s current liabilities as of October 31, 2025 were $418,894 compared to $669,251 as of October 31, 2024. The decrease in current liabilities is primarily due to a payoff of current notes payable due of $212,500, as well as a decrease in deferred revenue of $78,437 with the recognition of revenue.

The Company currently has a lease for its Sunnyvale, California office space that automatically renews monthly.  The monthly payment for the period from June 1, 2025 through May 31, 2026 is $13,000, $6,500 of which is in cash and the remaining half accrues for potential equity conversion.  On May 31, 2025, the Company converted the amount of accrued rent through May 31, 2025 in the amount of $157,670 into 106,975 shares of common stock based on a conversion price of $1.4739 per share.

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Trend Information

The Company’s primary focus is to execute its go-to-market strategy by continuing to sign new customers as well as continuing to service and grow business with existing customers in its target markets.

The Company continues to make product enhancements and improvements to further reduce the cost of manufacturing, deployment, and servicing of its kiosks. The Company is also investing in field operations, support, and operational infrastructure to further simplify customer operations.

Over the past year, the Company has been working on developing two new kiosks - the Blendid M2 and our “back of the house” kiosk. Since the end of 2024, the Company no longer sells its prior product using the RAAS model. The Company deployed its first Blendid M2 product in November, 2025 and it expects to start deploying the back of the house product in the first half of 2026.

The restaurant and food services industry is ripe for disruption, especially as inflation and labor costs negatively impact profitability and the overall pool of labor in the industry becomes scarce. There is also increasing demand for fresh food during extended hours or round the clock in many environments. Blendid M2 fits perfectly in a wide variety of environments with its small foot print and quick return on investment. The Company believes it is in a unique position to take advantage of changes in the industry by helping future customers enhance their ability to offer fresh food at all times of the day, reduce labor costs, and improve overall throughput and profitability. However, there are significant headwinds given the macro-economic uncertainty which could make potential customers hold back their expansion and investors to support early-stage investment such as ours.

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ITEM 3. DIRECTORS AND OFFICERS

The company’s executive officers and directors are as follows:

Name	Position	Age	Date Appointed to Current Position	Approximate Hours Per Week (if part- time) / full-time
Executive Officers
Vipin Jain	Founder and Chief Executive Officer	55	November 2015	full time
Venkateswaran Ayalur	Founder and Chief Technology Officer	55	November 2015	full time

Directors
Vipin Jain	Director	55	November 2015
Venkateswaran Ayalur	Director	55	November 2015
Eric Benhamou	Director	70	June 2017
Vik Mehta	Director	53	May 2023

Vipin Jain – Founder, Chief Executive Officer and Director

Mr. Jain has been serving the company as Founder, Chief Executive Officer and Director of the company since its inception in November 2015. Prior to Blendid, Mr. Jain has founded multiple companies and has held senior management positions at Barnes & Noble and Extreme Networks.

Venkateswaran Ayalur – Chief Technology Officer and Director

Mr. Ayalur has been serving as Founder, Chief Technology Officer and Director of the company since its inception in November 2015. Prior to Blendid, Mr. Ayalur has developed multiple technology products including Barnes & Noble NOOK and Motorola phones and has held management positions at Barnes & Noble and Motorola.

Eric Benhamou – Director

Mr. Benhamou is the founder of Benhamou Global Ventures, a Silicon Valley-based venture capital firm, where he has served as Managing Partner since January 2003. He currently serves on the boards of publicly traded company Grid Dynamics (GDYN). He also currently serves on the boards of privately held companies Secret Double Octopus, Totango, Virtana, Evinced, Covu and Source Defense. He has also served as chairman and CEO of 3Com from 1990 to 2010 and Palm from 1995 to 2010. He has served on the boards of several other publicly traded companies, including Cypress Semiconductor Corporation, Netscape, Silicon Valley Bank and Legato.

Vik Mehta – Director

Vik is a Partner and Portfolio Manager at J. Goldman & Co., where he has worked since 2002 and has served as a Partner since 2006. He manages a growth-oriented team, with primary areas of focus that include Internet, Fintech, EVs, Robotics, and Semiconductor companies. His team has a strong track record of identifying successful business models in sectors undergoing disruptive innovation. Prior to joining the Firm, Vik was an Analyst at Digital Century Capital from May 2001 to August 2002, a Vice President at Goldman Sachs from February 1996 to April 2001, and a Technology Analyst at Accenture from 1994 to 1996. Vik received a B.S. in Mechanical Engineering from MIT.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended October 31, 2025, the Company had two executive officers who were compensated as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation	Total compensation ($)(2)
Vipin Jain	CEO	$93,333	(1)	$93,333

Venkateswaran Ayalur	CTO	$93,333	(1)	$93,333

(1)

Vipin Jain and Venkateswaran Ayalur each received 2,967,780 stock options granted on March 12, 2025, under the company’s 2015 Equity Incentive Plan. The stock options have an exercise price of $0.08 and are subject to vesting monthly over four years with a 1-year cliff, vest immediately upon change of control and expire 10 years from the date of grant.

(2)	Does not reflect the value of the options.

For the fiscal year ended October 31, 2025, the Company did not pay its directors for their service. There were 4 directors in this group.

Employment Agreements

Messrs. Jain and Ayalur each have an employment agreement with the Company, dated January 1, 2025. Under the terms of these agreements, they each have a salary of $100,000. The agreements also provide standard terms for benefits, and include an employee confidential information and inventions assignment agreement.

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ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of October 31, 2025 the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (2)(3)
Common Stock	Vipin Jain	4,068,904 shares of Common Stock	4,839,905 shares available under Stock Options (4) 2,049,543 Proxy shares (9) 847,929 shares of Series 1 Preferred Stock 847,929 shares of Preferred Stock available under warrants 93,904 shares of Common Stock available under warrants (8)	30.52%
Common Stock	Venkateswaran Ayalur	4,133,568 shares of Common Stock	4,789,905 shares available under Stock Options (4) 108,568 shares of Common Stock available under warrants (8)	22.55%
Common Stock	BGV III, L.P. (5)	898,970 shares of Common Stock	508,854 shares of Common Stock available under warrants (8) 9,000,556 shares of Series 1 Preferred Stock 6,420,282 shares of Preferred Stock available under warrants	32.95%
Common Stock	JGV1 LLC (6)	1,323,018 shares of Common Stock	1,187,326 shares of Common Stock available under warrants (8) 9,000,556 shares of Series 1 Preferred Stock 6,420,282 shares of Preferred Stock available under warrants	34.65%
Common Stock	Directors and Officers as a group	10,424,460 shares of Common Stock	9,629,809 shares available under Stock Options (4) 2,049,543 Proxy shares (9) 18,849,041 shares of Series 1 Preferred Stock 13,688,493 shares of Preferred Stock available under warrants 1,898,652 shares of Common Stock available under warrants (8)	71.38%
Preferred Stock (7)	Vipin Jain	847,929 shares of Series 1 Preferred Stock	847,929 shares of Series 1 Preferred Stock available under warrants (8)	8.20%
Preferred Stock (7)	BGV III, L.P. (5)	9,000,556 shares of Series 1 Preferred Stock	6,420,282 shares of Series 1 Preferred Stock available under warrant (8)	58.76%
Preferred Stock (7)	JGV1 LLC (6)	9,000,556 shares of Series 1 Preferred Stock	6,420,282 shares of Series 1 Preferred Stock available under warrant (8)	58.76%
Preferred Stock (7)	Directors and Officers as a group	18,849,041 shares of Series 1 Preferred Stock	13,688,493 shares of Series 1 Preferred Stock available under warrant (8)	97.09%

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o 6d bytes Inc., 440 N Wolfe RD M/S 215, Sunnyvale, CA 94085.

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(2)	Based on 35,146,765 shares of Common Stock and 19,824,157 shares of Series 1 Preferred Stock outstanding.

(3)

This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

(4)

Stock Options issued under the company’s Amended 2015 Equity Incentive Plan. For details, see plan description below. Does not include unvested stock options. For details regarding the stock options granted during 2025, see note 1 to the table in “Compensation of Directors and Executive Officers.”

(5)	BGV III, L.P. is owned and controlled by Eric Benhamou who serves on the Company’s board of directors.

(6)	JGV1, LLC is owned and controlled by Vik Mehta who serves on the Company’s board of directors.

(7)

All shares of Preferred Stock vote on an as-converted to Common Stock basis and are currently entitled to vote. The warrants to purchase additional shares of Preferred Stock are detailed in footnote 8 below.

(8)

Warrants give the holder the right to purchase 13,688,493 shares of Series 1 Preferred Stock. The warrants do not entail voting or other stockholder rights. The warrant to purchase the Series 1 Preferred Stock has an exercise price of $0.01 per share, subject to adjustment, and expire on December 31, 2031.

(9)	Mr. Jain has been granted voting authority by proxy to vote 2,049,543 shares of Common Stock sold by the company in two offerings made in reliance on Regulation Crowdfunding in 2021.

14

2015 Equity Incentive Plan

The company has an Amended 2015 Equity Incentive Plan (the “Plan”) under which employees, directors and consultants may receive awards of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock awards at the discretion of the company’s board of directors. The exercise price of any stock option or stock appreciation right will be 100% of the fair market value of the Common Stock on the date of grant, and will expire no more than ten years after the date of grant. Incentive stock options granted to persons holding 10% or more of the total combined voting power of all classes of the company’s stock will have a strike price 110% of the fair market value of the Common Stock on the date of grant and expire five years after the date of grant.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the last two fiscal years, including any currently proposed transaction, we engaged in the following related party transactions:

On December 31, 2024, the Company entered into a Preferred Stock and Warrant Purchase Agreement (the “Purchase Agreement”), pursuant to which it sold an aggregate of 8,600,916 shares of Series 1 Preferred and warrants (the “Warrants”) exercisable for an aggregate of 8,600,916 shares of Series 1 Preferred at an exercise price of $0.01 per share, for an aggregate purchase price of $1,500,000, reflecting a combined purchase price of $0.1744 for one share of Series 1 Preferred and Warrant exercisable for one share of Series 1 Preferred. The Purchase Agreement contemplates the issuance of an additional 8,600,916 Series 1 Preferred to additional purchasers on or prior to December 31, 2025.

In addition, upon consummation of the sale of Series 1 Preferred and Warrants under the Purchase Agreement, the July 2024 Notes were automatically converted into an aggregate of 6,062,693 shares of Series 1 Preferred and Warrants exercisable for an aggregate of 6,062,693 shares of Series 1 Preferred, reflecting a combined conversion price of $0.1221 for one share of Series 1 Preferred and Warrant exercisable for one share of Series 1 Preferred.  2,119,824 Series 1 Preferred Shares and 2,119,824 Warrants exercisable for an aggregate of 4,239,648 shares of Series 1 Preferred were issued to BGV III, LP, which is owned and controlled by Eric Benhamou who serves on the Company’s board of directors. 2,119,824 Series 1 Preferred Shares and 2,119,824 Warrants exercisable for an aggregate of 4,239,648 shares of Series 1 Preferred were issued to JGV1, LLC, which is owned and controlled by Vik Mehta who serves on the Company’s board of directors.

During 2025, BGV III, LP and JGV1, LLC have continued to fund the Company.  Between January 1, 2025 and October 31, 2025, BGV III, LP, which is owned and controlled by Eric Benhamou who serves on the Company’s board of directors, and JGV1, LLC which is owned and controlled by Vik Mehta who serves on the Company’s board of directors, have each contributed an aggregate of $450,000 each in exchange for aggregated of 5,160,548 Series 1 Preferred Shares each.

ITEM 6. OTHER INFORMATION

None.

15

ITEM 7. FINANCIAL STATEMENTS

6D BYTES INC.

d/b/a BLENDID

(a Delaware corporation)

Independent Auditor’s Report and

Financial Statements for the fiscal years ended October 31, 2025 and 2024

F-1

INDEPENDENT AUDITOR’S REPORT

February 23, 2026

To:	Board of Directors, 6D BYTES INC.
Attn: Vipin Jain
Re:	Fiscal year ended 2025 and 2024 Financial Statement Audit

We have audited the accompanying financial statements of 6D BYTES INC. doing business as BLENDID (a corporation organized in Delaware) (the “Company”), which comprise the balance sheets as of October 31, 2025 and 2024, and the related statements of income, shareholders’ equity/deficit, and cash flows for the fiscal year period thus ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 31, 2025 and 2024, and the results of its operations, shareholders’ equity/deficit and cash flows for the fiscal year periods thus ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has stated that substantial doubt exists about the Company’s ability to continue as a going concern if revenue targets are not met. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in the Notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpireCPA, PC

IndigoSpireCPA, PC

San José, CA

F-2

6D BYTES INC.

BALANCE SHEET

As of October 31, 2025 and 2024

See Independent Auditor’s Report and Notes to the Financial Statements

ASSETS	FYE2025	FYE2024
Current Assets
Cash and cash equivalents	$77,507	$228,188
Accounts receivable	112,143	33,170
Inventory	483,718	860,859
Other current assets	35,195	35,802
Total current assets	708,563	1,158,019
Fixed assets, net of accumulated depreciation	603,448	527,582
Total Assets	$1,312,011	$1,685,601
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts and credit cards payable	$202,540	$55,943
Accrued expenses	59,355	165,371
Deferred revenue	157,000	235,437
Notes payable – current portion	0	212,500
Total Current Liabilities	418,894	669,251
Notes payable – long-term portion	200,000	930,671
Total Liabilities	618,894	1,599,922
SHAREHOLDERS’ EQUITY
Common Stock (125,000,000 and 98,459,094 shares of $0.0001 authorized as of October 31, 2025 and 2024 and 35,146,765 and 11,974,575 shares issued and outstanding as of October 31, 2025 and 2024)	3,515	1,197
Preferred Stock (65,000,000 and 51,588,555 shares of $0.0001 par value authorized as of October 31, 2025 and 2024 and
19,824,157 and 23,026,759 shares issued and outstanding as of October 31, 2025 and 2024)	3,140,231	27,740,998
Additional paid-in capital	31,399,304	3,502,569
Syndication and offering costs	(3,372,943)	(3,294,458)
Retained earnings	(30,476,990)	(27,864,627)
Total Shareholders’ Equity	693,117	85,679

Total Liabilities and Shareholder’s Equity	$1,312,011	$1,685,601

F-3

6D BYTES INC.

STATEMENT OF OPERATIONS

For Years Ended October 31, 2025 and 2024

See Independent Auditor’s Report and Notes to the Financial Statements

	FYE 2025	FYE 2024
Revenues, net	$467,269	$528,420
Less: Cost of goods sold	176,503	193,859
Gross profit	290,766	334,561
Operating expenses
General and administrative	648,776	596,652
Research and development	1,707,204	1,448,309
Sales and marketing	404,336	350,929
Total operating expenses	2,760,316	2,395,890
Net Operating Income (Loss)	(2,469,549)	(2,061,329)
Interest income (expense), net	(33,319)	(45,486)
Other income (expense)	(107,859)	25,913
Depreciation (expense)	(1,634)	(15,859)
Tax (provision) benefit	0	0
Net Income (Loss)	$(2,612,362)	$(2,096,761)
Basic earnings per share	(0.07)	(0.18)
Diluted earnings per share	(0.04)	(0.09)

F-4

6D BYTES INC.

STATEMENT OF SHAREHOLDERS’ EQUITY

For Years Ended October 31, 2025 and 2024

See Independent Auditor’s Report and Notes to the Financial Statements

	Common Stock		Preferred Stock		Additional Paid-In	Syndication	Retained	Total Shareholders’
	# of shares	$	# of shares	$	Capital	Fees	Deficit	Equity
Balance as of October 31, 2023	11,974,575	$1,197	23,026,759	$27,740,998	$3,502,568	$(3,294,457)	$(25,767,866)	$2,182,440
Net income (loss)							(2,096,761)	(2,096,761)
Balance as of October 31, 2024	11,974,575	$1,197	23,026,759	$27,740,998	$3,502,568	$(3,294,457)	$(27,864,627)	$85,679
Conversion of preferred stock to common stock	23,026,759	2,303	(23,026,759)	(27,740,998)	27,738,695			0
Issuance of preferred stock			13,761,464	2,400,000		(78,485)		2,321,515
Conversion of notes and interest into preferred stock			6,062,693	740,231				740,231
Conversion of rent into common stock	106,975	11			157,659			157,670
Exercise of common options and warrants into common stock	38,456	4			381			385
Net income (loss)							(2,612,362)	(2,612,362)
Balance as of October 31, 2025	35,146,765	$3,514	19,824,157	$3,140,231	$31,399,304	$(3,372,943)	$(30,476,989)	$693,117

F-5

6D BYTES INC.

STATEMENT OF CASH FLOWS

For Years Ended October 31, 2025 and 2024

See Independent Auditor’s Report and Notes to the Financial Statements

	FYE 2025	FYE 2024
Operating Activities
Net Income (Loss)	$(2,612,362)	$(2,096,761)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Add: depreciation	24,134	65,859
Changes in operating asset and liabilities:
(Increase) Decrease in accounts receivable	(78,972)	18,637
(Increase) Decrease in inventory	377,142	(257,506)
(Increase) Decrease in other current assets	1,523	(14,529)
Increase (Decrease) in accounts payable	145,680	(69,560)
Increase (Decrease) in deferred revenue	(78,437)	(1,846)
Increase (Decrease) in accrued expenses	(106,018)	104,606
Net cash used in operating activities	(2,327,310)	(2,251,098)
Investing Activities
Purchase of fixed assets	(100,000)	(2,077)
Net cash used in investing activities	(100,000)	(2,077)
Financing Activities
Proceed (repayments) of notes	(202,941)	480,671
Proceeds from issuance of stock and warrants	2,400,385	-
Conversion of rent into common stock	157,670	-
Payments of issuance costs associated with offering	(78,485)	-
Proceeds from financing activities	2,276,629	480,671

Net change in cash and cash equivalents	(150,681)	(1,772,504)

Cash and cash equivalents at beginning of period	228,188	2,000,692
Cash and cash equivalents at end of period	$77,507	$228,188

F-6

6D BYTES INC.

NOTES TO FINANCIAL STATEMENTS

See Independent Auditor’s Report

For Years Ending October 31, 2025 and 2024

NOTE 1 – NATURE OF OPERATIONS

6d bytes inc. dba Blendid was incorporated in the State of Delaware on November 16, 2015 and was registered to do business in California. The Company builds robotic and artificial intelligence-enabled food automation solutions. The Company’s first product, a fully autonomous robotic kiosk called Blendid®, makes fresh smoothies on-demand. Our smoothies are customizable to individual taste and nutrition preferences. Our kiosks are designed for deployment in commercial venues such as health clubs, hospitals, colleges, corporate offices, travel stops supermarkets, airports and shopping malls. We operate both branded food service locations and license our robotic solutions to other foodservice operators.

Over the past year, the Company has been working on developing two new products: (i) a smaller and more cost-effective version of our current product (“Blendid M2”) and (ii) our “back of the house” product -- a product that can be used by the staff of food service establishments. Since the end of 2024, the Company no longer sells its prior product using the RAAS model. The Company deployed its first Blendid M2 product in November, 2025 and it expects to start deploying the “back of the house” product in the first half of 2026.

The Company’s customers prior to 2025 acquired Blendid Kiosk for their food service operations using Robot-as-a-Service (the “RAAS”) model. Under this arrangement, we receive revenue by renting our current kiosks, including both hardware and software, to customers on a monthly or annual basis. The Company recognizes revenue as it is earned over the rental period rather than upon delivery of the kiosk. We have deployed our kiosks under this model in multiple locations across health clubs, retail and college campuses. . RAAS is currently our primary source of revenue.

Since inception, the Company has incurred losses and has relied on securing loans and funding from investors. The Company is in the process to raise equity and debt financing to fund operations and meet its obligations as they come due within one year from the date these financial statements are issued. In the event that the Company does not achieve the revenue anticipated in its current operating plan, management will have to reduce operating expenses significantly. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, achieve profitable operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

F-7

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the United States and other countries that the Company operates in. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with two major financial institutions located in the United States of America, which it believes are creditworthy. The Federal Deposit Insurance Corporation insures balances up to $250,000 per institution. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of October 31, 2025 and 2024, the Company had $77,508 and $228,188 of cash on hand, respectively.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of various payments that the Company made in advance for goods or services to be received in the future, which mainly consist of software-as-a-service subscriptions, prepaid rent and health benefits requiring up-front payments. The Company has a minimum expense amount of $1,000 in order to capitalize as a prepaid asset versus expense in the current reporting period.

Inventory

Inventories are stated at the lower of cost or market. The company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to the cost of goods sold. In the current fiscal year, the company did not experience any write-downs or write-offs.

Fixed Assets

Fixed assets are stated at acquisition cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred. When furniture and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation is removed from the accounts and any resulting gain or loss is reflected in income for the period. The Company has a minimum expense amount of $1,000 in order to capitalize as a fixed asset versus expense in the current reporting period.

Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of property, plant, and equipment are:

Furniture and Fixtures	5 Years
Computers	3 Years
Kiosks	10 Years

Other assets consist of Intellectual Property, Domain Name, Organizational & Start-up Costs.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

F-8

	Balance at November 1, 2024	Additions	Disposals	Depreciation	Balance at October 31, 2025
Domain Name	$10,000				$10,000
Other Intangibles	79,968				79,968
Kiosk Assets	435,000	100,000		(22,500)	512,500
Computers & Equipment	2,614			(1,633)	981
Total	$527,582	100,000		(24,133)	$603,449

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.
•	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Any deferred tax items of the Company have been fully valued based on the determination of the Company that the utilization of any deferred tax assets is uncertain.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

F-9

Revenue Recognition

Sales Income - During 2019, the company adapted the provision of ASU 2014-09 Revenue from Contracts with Customers (“ASC 606”).

ASC 606 provides a five-step model for recognizing revenue from contracts:

•	Identify the contract with the customer
•	Identify the performance obligations within the contract
•	Determine the transaction price
•	Allocate the transaction price to the performance obligations
•	Recognize revenue when (or as) the performance obligations are satisfied

For the periods covered in this Report, our primary source of revenue has been the revenue generation using the RAAS model. This revenue is recognized as it is earned over the rental period. We also receive revenue from the sale of blended drinks in a location operated by the Company. Upon the sale of our blended drinks, the Company immediately recognizes revenue.

As detailed in Note 1 above, the Company is taking on a new commercial path for the remainder of 2025 and beyond where the Company will sell a more cost effective product as a capital equipment sale. Each product sold to a customer typically represents a distinct performance obligation. The Company satisfied its performance obligation and revenue is recorded at the point in time when the kiosks are delivered and installed as the Company has determined that this is the point that control transfers to the customer. Therefore, when a kiosk is purchased by a customer, the Company recognizes revenue and cost of goods sold upon the delivery of each kiosk.

Inventories

The Company maintains inventory for sale to customers. The Company values inventory at cost (subject to any accruals obsolescence, spoilage, or other loss) on a first-in, first-out basis. As of October 31, 2025 and 2024, the Company had $483,718 and $860,859 of inventory, respectively.

Advertising

The Company expenses advertising costs as they are incurred.

NOTE 3 – INCOME TAX PROVISION

The Company is taxed as a corporation for US federal tax purposes. The Company is current with its filing obligations through the periods ended October 31, 2025 and 2024. The income tax returns will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed.

F-10

NOTE 4 – RELATED PARTY TRANSACTIONS

Equity Financing

On December 31, 2024, the Company entered into a Preferred Stock and Warrant Purchase Agreement (the “Purchase Agreement”), pursuant to which it sold an aggregate of 8,600,916 shares of Series 1 Preferred and warrants (the “Warrants”) exercisable for an aggregate of 8,600,916 shares of Series 1 Preferred at an exercise price of $0.01 per share, for an aggregate purchase price of $1,500,000, reflecting a combined purchase price of $0.1744 for one share of Series 1 Preferred and Warrant exercisable for one share of Series 1 Preferred. The Purchase Agreement contemplates the issuance of an additional 8,600,916 Series 1 Preferred to additional purchasers on or prior to December 31, 2025.

In addition, upon consummation of the sale of Series 1 Preferred and Warrants under the Purchase Agreement, the July 2024 Notes were automatically converted into an aggregate of 6,062,693 shares of Series 1 Preferred and Warrants exercisable for an aggregate of 6,062,693 shares of Series 1 Preferred, reflecting a combined conversion price of $0.1221 for one share of Series 1 Preferred and Warrant exercisable for one share of Series 1 Preferred. 2,119,824 Series 1 Preferred Shares and 2,119,824 Warrants exercisable for an aggregate of 4,239,648 shares of Series 1 Preferred were issued to BGV III, LP, which is owned and controlled by Eric Benhamou who serves on the Company’s board of directors. 2,119,824 Series 1 Preferred Shares and 2,119,824 Warrants exercisable for an aggregate of 4,239,648 shares of Series 1 Preferred were issued to JGV1, LLC is owned and controlled by Vik Mehta who serves on the Company’s board of directors.

During 2025, BGV III, LP and JGV1, LLC have continued to fund the Company. Between January 1, 2025 and October 31, 2025, BGV III, LP and JGV1, LLC have both contributed $450,000 each for a total of $900,000 in exchange for a total of 5,160,548 Series 1 Preferred Shares.

NOTE 5 – DEBT

Notes Payable

On March 23, 2023, the Company entered into a Promissory Note with a third party for a total of $200,000 of principal. The note will pay $5,000 of interest quarterly for 20 consecutive quarters. In consideration for this note, the Company issued a warrant for 45,045 Series B Preferred Shares with an exercise price of $2.22. As of October 31, 2025 and October 31, 2024, the Company is current on its quarterly interest payments and the principal is still outstanding.

On June 21, 2023, the Company entered into a Loan and Security Agreement (“Agreement”) with Silicon Valley Bank. During 2023, the Company took total advances of $500,000. As of October 31, 2025, the Company terminated the Agreement and has repaid these advances.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

The Company currently has a lease for its Sunnyvale, California office space that automatically renews monthly. Please see Note 5 - debt for more information.

F-11

NOTE 7 – EQUITY

As of October 31, 2025, the Company had two classes of stock, common stock and Series 1 Preferred stock. As of October 31, 2024, the Company had five classes of stock, common stock, Series Seed Preferred stock, Series A Preferred stock, Series B Preferred stock and Series C Preferred stock.

As of October 31, 2025, the Company had 125,000,000 and 35,146,765 authorized and issued shares of common stock. As of October 31, 2024, the Company had 98,459,094 and 11,974,575 authorized and issued shares of common stock. All common stock shares have a par value of $0.0001 per share.

As of October 31, 2025, the Company had 65,000,000 and 19,824,157 authorized and issued shares of Series 1 preferred stock. As of October 31, 2024, the Company had the following shares of preferred stock authorized and issued: 4,178,535 and 1,809,788 authorized and issued Series Seed 1 Preferred, 2,028,781 and 663,400 authorized and issued Series Seed 2 Preferred, 9,840,988 and 4,068,760 authorized and issued Series A Preferred, 2,540,369 and 617,767 authorized and issued Series A-1 Preferred Stock, 12,387,387 and 2,176,263 authorized and issued Series B Preferred Stock, 338,777 and 338,755 authorized and issued Series B-1 Preferred Stock, 2,069,309 issued and outstanding Series B-2 Preferred Stock and 18,204,409 and 11,282,717 authorized and issued Series C Preferred Stock.

As of October 31, 2025, there were warrants to purchase 3,227,890 shares of Common Stock as well as warrants to purchase 14,663,609 shares of Series 1 Preferred Stock outstanding.

Conversion of Preferred Stock into Common Stock

On December 30, 2024, majority shareholders of Voting Preferred Stock voted to convert all shares of Preferred Stock including Series Seed 1, Series Seed 2, Series A, Series A-1, Series B, Series B-1, Series B-2 and Series C into shares of Common Stock. After the conversion, the Company had 35,001,334 shares of Common Stock. In this process, Warrants for 3,406,458 shares of Preferred Stock became Warrants for shares of Common Stock.

Equity Financing

On December 31, 2024, the Company entered into a Preferred Stock and Warrant Purchase Agreement (the “Purchase Agreement”), pursuant to which it sold an aggregate of 8,600,916 shares of Series 1 Preferred and warrants (the “Warrants”) exercisable for an aggregate of 8,600,916 shares of Series 1 Preferred at an exercise price of $0.01 per share, for an aggregate purchase price of $1,500,000, reflecting a combined purchase price of $0.1744 for one share of Series 1 Preferred and Warrant exercisable for one share of Series 1 Preferred. The Purchase Agreement contemplates the issuance of an additional 8,600,916 Series 1 Preferred to additional purchasers on or prior to December 31, 2025.

In addition, upon consummation of the sale of Series 1 Preferred and Warrants under the Purchase Agreement, the July 2024 Notes were automatically converted into an aggregate of 6,062,693 shares of Series 1 Preferred and Warrants exercisable for an aggregate of 6,062,693 shares of Series 1 Preferred, reflecting a combined conversion price of $0.1221 for one share of Series 1 Preferred and Warrant exercisable for one share of Series 1 Preferred. 2,119,824 Series 1 Preferred Shares and 2,119,824 Warrants exercisable for an aggregate of 4,239,648 shares of Series 1 Preferred were issued to BGV III, LP, which is owned and controlled by Eric Benhamou who serves on the Company’s board of directors. 2,119,824 Series 1 Preferred Shares and 2,119,824 Warrants exercisable for an aggregate of 4,239,648 shares of Series 1 Preferred were issued to JGV1, LLC is owned and controlled by Vik Mehta who serves on the Company’s board of directors.

During 2025, BGV III, LP and JGV1, LLC have continued to fund the Company. Between January 1, 2025 and October 31, 2025, BGV III, LP and JGV1, LLC have both contributed $450,000 each for a total of $900,000 in exchange for a total of 5,160,548 Series 1 Preferred Shares.

F-12

Conversion of Rent

On December 30, 2024, the Company and its landlord executed an amended to the lease agreement agreeing to convert all accrued rent as of the maturity date of May 31, 2025 into common shares. On May 31, 2025, the Company converted the amount of accrued rent in the amount of $157,670 into 106,975 shares of common stock based on a conversion price of $1.4739.

On September 17, 2025, a warrant holder exercised their warrant with an exercise price of $0.01 into 38,456 shares of common stock for a total of $384.56.

NOTE 8 – GOING CONCERN

These financial statements are prepared on a going concern basis. However, as discussed in Note 1, there exists substantial doubt the Company will operate as a going concern if current revenue targets are not hit. The Company began operation in 2015. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 9 – SUBSEQUENT EVENTS

Management has evaluated subsequent events occurring after the balance sheet date through February 23, 2026, the date these financial statements were available to be issued. Based on this evaluation, management has determined that no events have occurred that require disclosure or adjustment to the accompanying financial statements.

F-13

ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Amended and Restated Certificate of Incorporation (3)

2.2	Bylaws (1)

2.3	Amendment to Bylaws (1)

3.1	Amended and Restated Investor’s Rights Agreement (2)#

3.2	Form of Warrant (2)

5.1	Amended and Restated Voting Agreement (2)#

5.2	Form of Subscription Agreement with Proxy (April 2021 Regulation CF Offering) (1)

5.3	Form of Subscription Agreement with Proxy (September 2021 Regulation CF Offering) (1)

6.1	Employment Agreement of Vipin Jain (3)

6.2	Employment Agreement of Venkateswaran Ayalur (3)

6.3	Amended 2015 Equity Incentive Plan (1)

6.4	Amended and Restated Master Equipment Provider Agreement (1)#

6.5	BGV III, L.P. Series A Warrant (1)#

6.6	Silicon Valley Bank Loan and Security Agreement #

(1) Previously filed as an exhibit to the 6d bytes inc. dba Blendid Regulation A Offering Statement on Form 1-A (Commission File No. 024-11889 and incorporated herein by reference).

(2) Previously filed as an exhibit to the 6d bytes inc. dba Blendid Form 1-U Current Report Pursuant to regulation A filed January 6, 2025 and incorporated herein by reference.

(3) Previously filed as an exhibit to the 6d bytes inc. dba Blendid Regulation A Offering Statement on Form 1-A (Commission File No. 24R-00658 and incorporated herein by reference).

# Portions of this exhibit have been omitted pursuant to the instructions to Item 17 of Form 1-A.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

6D BYTES INC. DBA BLENDID

By:	/s/ Vipin Jain
Name:	Vipin Jain
Title:	CEO
Date:	March 2, 2026

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By:	/s/ Vipin Jain
Name:	Vipin Jain
Title:	CEO, Principal Financial Officer, Principal Accounting Officer & Director
Date:	March 2, 2026

By:	/s/ Venkateswaran Ayalur
Name:	Venkateswaran Ayalur
Title:	CTO & Director
Date:	March 2, 2026

By:	/s/ Eric Benhamou
Name:	Eric Benhamou
Title:	Director
Date:	March 2, 2026

By:	/s/ Vik Mehta
Name:	Vik Mehta
Title:	Director
Date:	March 2, 2026

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